Exhibit 99(a)(5)(B)

FOR IMMEDIATE RELEASE

Woodgrain Inc. Announces Commencement of the Tender Offer for All Outstanding Shares of Huttig Building Products, Inc.

NEW YORK, NY - March 28, 2022 - Woodgrain Inc. (“Parent”) announced today that its affiliate, HBP Merger Sub, Inc. (“Purchaser”), commenced the previously announced cash tender offer for all of the issued and outstanding shares of Common Stock (the “Shares”) of Huttig Building Products, Inc. (Nasdaq: HBP) (“Huttig”) at a price of $10.70 per share, net to the seller, in cash, without interest and less applicable withholding taxes. The tender offer is being made pursuant to the merger agreement (the “Merger Agreement”) executed on March 20, 2022 and announced by Woodgrain and Huttig on March 21, 2022.

The $10.70 per share all-cash tender offer is being made pursuant to an Offer to Purchase dated March 28, 2022, and represents a premium of approximately 12.6% over Huttig’s closing share price on March 21, 2022, the last trading day prior to announcement of the transaction with Huttig; a premium of approximately 13.1% to the 30-day volume-weighted average price over the 30-day trading period ended March 21, 2022; and a premium of approximately 105% to the closing price on October 13, 2021, the date Huttig publicly announced it was considering strategic alternatives.

A tender offer statement on Schedule TO that includes the Offer to Purchase and related Letter of Transmittal setting forth the terms and conditions of the tender offer has been filed today with the U.S. Securities and Exchange Commission (the “SEC”) by Purchaser. Additionally, Huttig is filing a solicitation/recommendation statement on Schedule 14D-9 that will include the recommendation of Huttig’s board of directors that Huttig’s stockholders tender their shares in the tender offer.

The tender offer will expire one minute after 11:59 P.M., New York City time on April 25, 2022, unless the tender offer is extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The completion of the tender offer is conditioned upon, among other things, (i) a minimum number of Shares validly tendered and not validly withdrawn in the tender offer such that, together with the number of Shares then owned by Purchaser or its affiliates (if any), Purchaser will have, immediately after giving effect to the acceptance of payment for Shares in the tender offer, at least one vote more than 50% of the aggregate voting power of all issued and outstanding Shares, (ii) expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and (iii) other customary closing conditions.

Following the completion of the tender offer, and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, the Purchaser will, as soon as practicable, merge with and into Huttig, with Huttig continuing as the surviving corporation and as a wholly owned subsidiary of Parent, under Section 251(h) of the Delaware General Corporation Law, without prior notice to, or any action by, any other stockholder of Huttig. Upon completion of the transaction, Huttig will cease to be a publicly traded company.

Georgeson LLC is acting as information agent for Huttig in the tender offer. Computershare Trust Company, N.A. is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to Georgeson LLC by telephone at 888-607-9252.

About Woodgrain

Woodgrain is one of the leading millwork operations with locations throughout the United States and Chile. With 68 years of quality craftsmanship and service, Woodgrain is a leading producer of mouldings, doors, and windows. Woodgrain, Inc. is headquartered in Fruitland, Idaho with six divisions and over 30 manufacturing and warehouse facilities in the United States and South America.

About Huttig

Huttig, currently in its 138th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 25 distribution centers serving 41 states. Huttig’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This document contains “forward-looking statements” relating to the acquisition of Huttig by Parent. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Parent and Huttig have based these forward-looking statements on current expectations and projections about future events and trends that they believe may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Parent and Huttig. Forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors: the ability of Parent and Huttig to complete the transactions contemplated by the Agreement and Plan of Merger in the anticipated timeframe or at all, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the Agreement and Plan of Merger, the potential effects of the acquisition on Huttig, the participation of third parties in the consummation of the transaction and the combined company, the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; uncertainties as to how many of Huttig’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; and other risks and uncertainties, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Huttig’s Annual Report on Form 10-K for the year ended December 31, 2021, which are on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov. The information contained in this document is provided only as of the date hereof, and no party undertakes any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Important additional information will be filed with the SEC

The tender offer for the outstanding shares of common stock of Huttig has commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Huttig common stock, nor is it a substitute for the tender offer materials that Parent and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. Woodgrain has filed a tender offer statement on Schedule TO with the SEC, and Huttig will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer.

THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY HUTTIG’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Both the tender offer statement and the solicitation/recommendation statement will be mailed to Huttig’s stockholders free of charge. Stockholders will be able to obtain the tender offer materials and any other documents filed with the SEC, when available, free of charge at the SEC’s web site, www.sec.gov, and, to the extent filed by Huttig with the SEC, Huttig’s website, www.huttig.com, or by a request in writing to Huttig at 555 Maryville University Drive, Suite 400, St. Louis, Missouri 63141, Attention: Corporate Secretary. In addition to these documents Huttig files annual, quarterly and current reports and other information with the SEC, which are also available for free at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by Huttig with the SEC will be available for free at www.huttig.com.

HUTTIG’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF HUTTIG COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

Huttig stockholders will be able to obtain the tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 may be obtained free of charge from Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104; Telephone number: 888-607-9252.